EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into as of this 31st day of March, 2004, by and between CEPTOR CORPORATION, a Delaware corporation with offices at 200 International Circle, Suite 5100, Hunt Valley, Maryland 21030 (the "Corporation"), and WILLIAM PURSLEY, an individual residing at 1138 Corbett Road, Monkton, Maryland 21111 (the "Executive"), under the following circumstances:

                                    RECITALS:

         A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

         B. The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties mutually agree as follows:

         Section 1. EMPLOYMENT. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

         Section 2. DUTIES. The Executive shall serve as the President and Chief Executive Operating Officer of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Company. The Executive shall report directly to the Board of Directors of the Corporation. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in SECTION 9 below.

         Section 3. TERM OF EMPLOYMENT. The term of the Executive's employment hereunder, unless sooner terminated as provided herein (the "Initial Term"), shall be for a period of two (2) years commencing on the date hereof (the "Commencement Date"). The term of this Agreement shall automatically be extended for additional terms of one year each (each a "Renewal Term") unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term ("Non-Renewal Notice"), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the "Term."


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         Section 4. COMPENSATION OF EXECUTIVE.

         4.1 BASE SALARY. The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of Three Hundred Thirty Thousand ($330,000) Dollars per annum (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary.

         4.2 DISCRETIONARY BONUS. In addition to the Base Salary set forth in
SECTION 4.1 above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion.

         4.3 EXPENSES. The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Company's policy for reimbursement of expenses from time to time.

         4.4 BENEFITS. The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives (the "Benefit Plans").

         Section 5. TERMINATION.

         5.1 EVENTS OF TERMINATION. This Agreement and the Executive's employment hereunder shall terminate upon the happening of any of the following events:

         (a)      upon the Executive's death;

         (b)      upon the Executive's "Total Disability" (as herein defined);

         (c) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with SECTION 3, above;

         (d) at the Corporation's option, upon sixty (60) days prior written notice to the Executive if without cause;

         (e) at the Executive's option, upon thirty (30) days prior written notice to the Corporation;

         (f) at the Executive's option, in the event of an act by the Corporation, defined in SECTION 5.3, below, as constituting "Good Reason" for termination by the Executive; and

         (g) at the Corporation's option, in the event of an act by the Executive, defined in SECTION 5.4, below, as constituting "Cause" for termination by the Corporation.


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         5.2 TOTAL DISABILITY. For purposes of this Agreement, the Executive shall be deemed to be suffering from a "Total Disability" if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become "Rehabilitated" (as herein defined) a majority of the members of the Board of Directors of the Corporation, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term "Rehabilitated" shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

         5.3 GOOD REASON. For purposes of this Agreement, the term "Good Reason" shall mean that the Executive has resigned due to the failure of the Corporation to meet any of its obligations to the Executive hereunder, and failure to cure the same within thirty (30) days following Executive's delivery of notice specifying the breach(es) by the Corporation which failures by the Corporation include: (i) failure to permit the Executive to exercise authority with respect to the matters delegated to the Executive under EXHIBIT A hereto; or (ii) the Corporation has failed to meet any of its obligations to the Executive under this or any other agreement between the Corporation and the Executive.

         5.4 CAUSE. For purposes of this Agreement, the term "Cause" shall mean material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder or commission of a felony or act of dishonesty resulting in material harm to the Company by the Executive.

         Section 6. EFFECTS OF TERMINATION.

         6.1 DEATH. Upon termination of the Executive's employment pursuant to
SECTION 5.1(A), the Executive's estate or beneficiaries shall be entitled to the following severance benefits: (i) three (3) months' Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; and
(ii) continued provision for a period of one (1) year following the Executive's death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

         6.2 TOTAL DISABILITY. Upon termination of the Executive's employment pursuant to SECTION 5.1(B), the Executive shall be entitled to the following severance benefits: (i) thirty-six (36) months' Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Corporation's usual practices, including the withholding of all applicable taxes; (ii) continued provision during said thirty-six (36) month period of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation's then-existing bonus plan in place at the time of termination. The Company may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained for his benefit.

         6.3 EXPIRATION OF TERM. Upon termination of the Executive's employment pursuant to SECTION 5.1(C), where the Corporation has offered to renew the term of the Executive's employment for an additional one (1) year period and the Executive chooses not to continue in



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the employ of the Company, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time. In the event the Corporation tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive's employment were terminated pursuant to SECTION 5.1(D) or
SECTION 5.1(F); provided, however, if such Non-Renewal Notice was triggered due to the Corporation's statement that the Executive's employment was terminated due to SECTION 5.1(E) (for "Cause"), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for "Cause."

         6.4 BY CORPORATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. Upon termination of the Executive's employment pursuant to SECTION 5.1(D) OR (F), the Executive shall be entitled to the following severance benefits: (i) twelve (12) months' Base Salary at the then current rate, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a prorated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive's termination of employment.

         6.5 BY CORPORATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. Upon termination of the Executive's employment pursuant to SECTION 5.1(E) OR (G), the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Executive's termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination.

         6.6 DUTY TO MITIGATE. The Executive shall be obligated to seek other employment in order to mitigate his damages resulting from his discharge pursuant to SECTIONS 5.1(D), (E), (F) OR (G), provided that such employment need not be taken at a level below chief operating officer of a subsequent company. Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive's beneficiaries in the event of his death until paid in full.

         Section 7. VACATIONS. The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation's business necessities, up to two (2) weeks' vacation may carry over to the subsequent year.

         Section 8. DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or


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become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this SECTION 8 shall survive the Executive's employment hereunder except in the event of a termination of this Agreement pursuant to SECTION 5.1(D) OR (F), hereof, or as detailed in the provision above. All references to the Corporation in SECTION 8 and SECTION 9 hereof shall include any subsidiary of the Corporation.

         Section 9. COVENANT NOT TO COMPETE.

                  (a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" (as those terms are defined in SECTION 9(E) below):

                           (i) except as provided in SUBSECTION (C) below,
                  engage in the business of acting as an executive of the Corporation engaged in the research, development, production or sale of biotechnology products (including in the areas of muscular dystrophy, sickle cell anemia, and other specific indications) within any of the specific disease indications and/or product categories in which the Corporation has been actively involved during the period of Executive's employment with the Corporation, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

                           (ii) not to solicit to employ or engage, for or on
                  behalf of himself or any third party, any employee or agent of the Corporation.

                  (b) The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period solicit any customers of the Corporation with respect to products competitive with products then being sold by the Corporation.

                  (c) If any of the restrictions contained in this SECTION 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

                  (d) This SECTION 9 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent



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         (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

                  (e) The term "Restricted Period," as used in this SECTION 9, shall mean the period of the Executive's actual employment hereunder, plus twelve (12) months after the date the Executive is actually no longer employed by the Corporation. The term "Restricted Area" as used in this SECTION 9 shall mean the continental United States.

                  (f) The provisions of this SECTION 9 shall survive the termination of the Executive's employment hereunder and until the end of the Restricted Period as provided in SECTION 9(E) hereof except in the event that this Agreement is terminated pursuant to SECTION 5.1(D) OR (F), hereof, in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of SECTION 9 be enforceable, should the Corporation be in default of any of its obligations to the Executive at the time of his termination of employment by the Corporation.

                  Section 10. MISCELLANEOUS.

         10.1 INJUNCTIVE RELIEF. The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of SECTIONS 8 OR 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

         10.2 ASSIGNMENTS. Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

         10.3 ENTIRE AGREEMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of



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this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. Executive represents, warrants and agrees that effective as of the date first set forth above, Executive relinquishes any right or claim he has to employment by Xechem International, Inc. ("Xechem"), that all obligations of Xechem to him have been paid in full, and that Xechem may rely upon the foregoing representative, warranty and agreement as a third party beneficiary in causing the Corporation to enter into this Agreement.

         10.4 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

         10.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

         10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Maryland.

         10.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:                          EXECUTIVE:

CEPTOR CORPORATION

                                      ------------------------------------------
                                      WILLIAM PURSLEY
By:
      ---------------------------
Its:
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